                                     [LETTERHEAD]


                                    July 11, 1997


VIA FEDERAL EXPRESS

Mr. Carl C. Icahn
c/o Icahn Associates Corp.
767 Fifth Avenue
47th Floor
New York, New York 10153

RE:  LETTER AGREEMENT
     PROSPECT PARTICIPATION
     NEG EXPLORATION PROSPECTS

Dear Mr. Icahn:

Pursuant to our discussions, this Letter Agreement shall act to express the mutual understanding and agreement by and between National Energy Group, Inc. ("NEG") and Icahn Associates Corp. ("Icahn") with respect to participation in various oil and gas exploration prospects of NEG (individually, "Prospect" and collectively, "Prospects").

    NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. PROSPECTS. NEG and Icahn agree that Icahn shall participate as set forth herein in certain Prospects to be drilled by NEG. Notwithstanding anything to the contrary, it is the intention of the parties, unless otherwise specifically agreed in writing, the term "Prospect" as used herein shall include all exploration and all available development Prospects generated or acquired by NEG, its agents, advisors or consultants during the term hereof.

2. PARTICIPATION. The parties agree that Icahn's participation in any Prospect shall be on a promoted basis of one-third (1/3) for one-fourth (1/4) interest to the casing point of the initial well in each Prospect, which shall include the actual prospect fees and land acquisition costs of each Prospect. The interest acquired by Icahn hereunder shall not be burdened by any back-in interest in favor of Sandefer Oil & Gas, Inc., its successors and assigns. It is further understood and agreed that in the event NEG should sell any Prospect under more favorable terms to another party purchaser other than Icahn, then in such event, Icahn shall be entitled to participate in each Prospect under the more favorable terms and conditions as any other such purchaser.

Mr. Carl C. Icahn
c/o Icahn Associates Corp.
July 11, 1997

3. COMMITMENT. Through September 30, 1998, Icahn agrees to acquire, and NEG agrees to offer participation to Icahn in each of NEG's Prospects for an interest up to three-eighths (3/8) of one hundred percent (100%) before casing point for any such Prospect and all development activity deriving therefrom; if more is available, it shall be offered by NEG and may be accepted by Icahn or rejected. The obligation and commitment of Icahn described herein shall be an aggregate amount of TEN MILLION DOLLARS ($10,000,000) during the term hereof. NEG agrees that it will invest in and retain at least an amount equal to the amount invested by Icahn in each well in which Icahn participates, provided, however, that NEG may transfer all or a portion of its interest if it first obtains a firm written bid for the interest from a party whose identity it makes known to Icahn, which if accepted would be a binding agreement to sell on the terms contained in such bid, and if it then offers Icahn the right for a period of fifteen (15) days to either (i) purchase the applicable portion of the interest at the same price as contained in the firm bid or (ii) sell the same portion of Icahn's entire interest in such well to the bidder at the same price and on the same terms as contained in the bid. If Icahn chooses alternative (i), then NEG shall sell to Icahn on the basis contained in the firm bid and if Icahn chooses alternative (ii), then NEG shall sell the applicable portion of its interest and shall sell, for Icahn, the applicable portion of Icahn's interest to the firm bidder on the basis set forth in the firm bid. If Icahn chooses neither alternative, then NEG is free, for a period of ninety (90) days, to sell the applicable portion of its interest to the firm bidder on a basis no more favorable to it than contained in the firm bid.

4. PREFERENTIAL RIGHT. If at any time Icahn decides to sell a portion of its interest in any Prospect to any party (other than to a subsidiary or affiliate of Icahn, in which case there shall be an unrestricted right to do so), it shall first notify NEG in writing that such interest is for sale (the "Offered Interest"). NEG shall then have fifteen (15) days from receipt of such notice in which to make an offer in writing to purchase the Offered Interest. NEG's failure to timely respond in writing within such fifteen (15) day period shall be deemed by Icahn to be an election by NEG not to make an offer to purchase the Offered Interest. Upon receipt of NEG's offer to purchase the Offered
    Interest, Icahn shall then have fifteen (15) working days thereafter in which to accept or reject in writing NEG's offer. Icahn's failure to timely respond in writing within such ten (10) working day period shall be deemed by NEG to be an election by Icahn to accept NEG's offer to purchase the Offered Interest. In the event Icahn gives NEG timely notice in writing of its rejection of NEG's offer to purchase the Offered Interest, Icahn shall thereafter, for a period of ninety (90) days, be free to offer the Offered Interest to any other party. In the event that thereafter Icahn desires to transfer the Offered interest to any other party, Icahn must first give NEG the right for a period of ten (10) days to exceed the bid, in writing, for the Offered Interest.
    The parties hereto agree that notwithstanding any other provision contained herein, this Paragraph 4 shall apply to successors and assigns of NEG. NEG covenants and agrees that no agreements relating to the subject matter hereof shall diminish the rights granted in Paragraphs 3 and 4 hereof.

Mr. Carl C. Icahn
c/o Icahn Associates Corp.
July 11, 1997

5. WARRANTS. In consideration of the Preferential Rights granted in Paragraph 4 and the commitment of the amount of TEN MILLION DOLLARS ($10,000,000) contained herein, NEG agrees that it shall hereby grant to Icahn certain warrants to purchase THREE HUNDRED THOUSAND (300,000) shares of common stock of NEG (the "Warrants") as more fully described below:

    5.1 NUMBER OF WARRANTS. The Warrants shall become exercisable on the earlier of (i) December 31, 1997, or (ii) as to each block of ONE HUNDRED FIFTY THOUSAND (150,000) warrants where FIVE MILLION DOLLARS ($5,000,000) has been invested by Icahn in the Prospects.

    5.2 EXERCISE PRICE. The exercise price per share of each Warrant shall be equal to THREE DOLLARS ($3.00) per share for each share of NEG Common Stock.

    5.3  EXPIRATION DATE; FORM.  Warrants earned hereunder shall expire five
         (5) years from the date hereof, and any Warrants not so exercised by such date shall become null and void of all rights and shall cease to exist. The Warrants shall be in the form of EXHIBIT "A" attached hereto and incorporated herein. The Warrants and warrant shares shall be subject to the Registration Rights Agreement as set forth on EXHIBIT "A-1" attached hereto and incorporated herein.

6. RELATED AGREEMENTS. The parties hereto further agree that all operations on the jointly owned acreage shall be conducted pursuant to the terms of a Participation Agreement and AAPL Form 610 1982 Joint Operating Agreement, as modified, which shall (i) be mutually agreed upon by all working interest participants in the Prospect (ii) designate NEG as operator and (iii) contain a mutually agreeable area of mutual interest to include the Prospect. In the event that there is any conflict between this Letter Agreement and any such other agreement, the terms of this Letter Agreement shall govern.

7.  OTHER COVENANTS.

    7.1 NEG shall use its best efforts to sell Icahn's proportionate share of the oil and gas produced from any well if Icahn so requests, but only for such reasonable periods of time as are consistent with the minimum needs of the industry under the particular circumstances, but in no event for a period in excess of one (1) year. Such request shall be made in writing, within thirty (30) days of the commencement of oil or gas production from the aforementioned well.

    7.2  TITLE:

              i. Upon the initial payment for participation in any Prospect, Icahn's interest in the right, title and interest in the property or leasehold underlying the Prospect acquired by NEG shall be conveyed and assigned to Icahn in any name, as directed by Icahn.

              ii. NEG shall provide Icahn with timely and appropriate title as is usual and customary in the industry for drilling operations as contemplated herein.

Mr. Carl C. Icahn
c/o Icahn Associates Corp.
July 11, 1997


    7.3 Prior to committing to any single Prospect, NEG shall furnish to Icahn all relevant reports or documents relating to that Prospect (including the insurance coverage provided by NEG).

    7.4 NEG represents and warrants that it is not an "integrated oil company" as defined in Section 291(b) of the Internal Revenue Code of 1986, as amended, and further covenants that NEG shall not become an integrated oil company for the duration of this Agreement (including any extensions thereof) and shall indemnify and hold Icahn and its affiliates harmless against any loss of all benefits, including tax benefits, in the event either the representation and warranty or the covenant in this Paragraph 7.4 is breached.

8. CHOICE OF LAW. THIS LETTER AGREEMENT, THE LEGAL RELATIONSHIP OF THE PARTIES AND ALL RIGHTS AND OBLIGATIONS HEREUNDER SHALL BE GOVERNED BY AND INTERPRETED, CONSTRUED, APPLIED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REFERENCE TO THE LAWS OF ANY OTHER JURISDICTION.

9. NOTICES. Any notice required hereunder shall be in writing; delivered to or sent by U.S. Mail, postage pre-paid, or nationally recognized commercial carrier service, postage or delivery charges pre-paid, or by facsimile with a copy delivered to the U.S. Mail, postage pre-paid, addressed as follows (or such other address as may be specified by five
    (5) days prior written notice to the other party hereto):

         IF TO NEG:                           IF TO ICAHN:

         National Energy Group, Inc.          Icahn Associates Corp.
         4925 Greenville Avenue               767 Fifth Avenue
         Suite 1400                           47th Floor
         Dallas, Texas 75206- 4095            New York, New York 10153
         Attn:  Mr. William T. Jones          Attn:  Mr. Carl C. Icahn
                Senior Vice President                President
         Phone: (214) 692-9211                Phone: (212) 702-4333
         Fax:   (214) 692-5055                Fax:   (212) 750-5807


10. ASSIGNMENT. This Letter Agreement shall inure to the benefit of and be binding upon NEG and Icahn and their respective successors and assigns.

11. COMPLETENESS. This Letter Agreement supersedes all prior written or oral agreements and understandings between the parties and constitutes the complete agreement between the parties with respect to the subject matter hereof. This Letter Agreement cannot be modified or amended except by written instrument duly executed by NEG and Icahn.

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Mr. Carl C. Icahn
c/o Icahn Associates Corp.
July 11, 1997


If the foregoing expresses our mutual understanding and agreement, please so indicate by executing in the appropriate space below and returning one (1) fully executed copy to the undersigned.

                                  Sincerely,

                                  National Energy Group, Inc.

                                  /s/ Miles D. Bender
                                  --------------------------------
                                  Miles D. Bender
                                  President

MDB:ljg




ACCEPTED AND AGREED THIS
11 DAY OF JULY, 1997.


ICAHN ASSOCIATES CORP.


---------------------------------
By:    Edward E. Mattner
       --------------------------
Title: President
       --------------------------




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